Exhibit 10.4

UNIVERSAL HEALTH SERVICES, INC.

2005 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

OPTION AGREEMENT, made as of the          day of             , 200    , by and between UNIVERSAL HEALTH SERVICES, INC., a Delaware corporation (the “Company”), and              (the “Optionee”), residing at                                 .

W I T N E S S E T H :

WHEREAS, pursuant to the Company’s 2005 Stock Incentive Plan (the “Plan”), the Company desires to afford the Optionee an opportunity to purchase shares of the Company’s Class B Common Stock, par value $.01 per share (the “Common Stock”), as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter contained, the parties hereto agree as follows:

1. Grant of Option. The Company hereby grants to the Optionee an option (the “Option”) to purchase all or any part of an aggregate of              shares of Common Stock on the terms and conditions hereinafter set forth. The Option is [not] intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2. Exercise Price. The purchase price of the shares of Common Stock covered by the Option shall be $            per share, which is not less than one hundred percent (100%) of the fair market value of a share of Common Stock on the date of grant. Payment shall be made in the manner prescribed in Paragraph 8 hereof.

3. Term of Option. The term of the Option shall be for a period of five (5) years from the date hereof, subject to earlier termination as provided in Paragraphs 5 and 7 hereof. Except as provided in Paragraphs 5 and 7 hereof, the Option may not be exercised at any time unless the Optionee shall then be and shall have been, at all times from date of grant of the Option, an employee of the Company or of an affiliate of the Company. The Option shall be exercisable by the Optionee as follows: [(i) after the Option has been outstanding for          (from the date of grant), the Optionee may purchase      percent (    %) of the total shares subject to the Option; (ii) after the Option has been outstanding for             , the Optionee may purchase up to      percent (    %) of the total shares subject to the Option; (iii) after the Option has been outstanding for            , the Optionee may purchase up to      percent (    %) of the total shares subject to the Option; and (iv) after the Option has been outstanding for             , the Optionee may exercise the Option as to any or all of the shares subject thereto].

4. Nontransferability. The Option may not be assigned or transferred except upon the Optionee’s death to a beneficiary designated by the Optionee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the Optionee, pursuant to the Optionee’s will or by the laws of descent and distribution, and the Option may be exercised during the Optionee’s lifetime only by the Optionee. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect.

5. Employment. The granting of the Option is in consideration of the Optionee’s continuing employment by the Company or its affiliates; however, nothing in this Agreement shall confer upon the Optionee the right to continue in the employment of the Company or its affiliates or affect the right of the Company or its affiliates to terminate the Optionee’s employment at any time, with or without cause. In the event that the Optionee shall cease to be employed for any reason other than death or disability (as defined in the Plan), the Option shall terminate on the date of termination of the Optionee’s employment.

6. Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of the Option until payment of the exercise price and the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company. The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the Option is validly exercised, the exercise price is paid fully and applicable withholding obligations are satisfied in full.

7. Death or Disability of the Optionee. If the Optionee’s employment is terminated by reason of the Optionee’s death or disability (or if the Optionee’s employment is terminated by reason of disability and the Optionee dies within one year after such termination of employment), then, subject to the provisions of Paragraph 3 hereof, the Option shall terminate on the date one year after the date of such termination of employment (or one year after the later death of a disabled Optionee) or, if earlier, the date specified in the option agreement.

8. Method of Exercising Option. To the extent exercisable, the Option may be exercised in whole or in part by delivering to the Secretary of the Company (a) a written notice specifying the number of shares to be purchased, and (b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any tax withholding obligations attributable to the exercise. The exercise price shall be payable by bank or certified check or pursuant to a cashless exercise procedure or such other methods approved by the Committee (as defined in the Plan) and permitted by applicable law from time to time.

9. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by first class mail, postage prepaid, to the proper address. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its principal office, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406-0958 (Attention: Corporate Secretary). Each notice to the Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee or such other person or persons at the Optionee’s address set forth in the heading of this Agreement. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

10. Provisions of Plan Control. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.

11. Enforceability. This Agreement shall be binding upon the Optionee, his/her estate, his/her personal representatives and beneficiaries. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereto and supersedes any and all prior agreements and understandings between the parties hereto. This Agreement may not be modified, other than as provided in the Plan, except by written instrument executed by the parties hereto.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UNIVERSAL HEALTH SERVICES, INC.

By:
Name:
Title: